Exhibit 19.1
Effective Date: 12/08/2020

FIFTH AMENDED AND RESTATED
INSIDER TRADING COMPLIANCE PROGRAM
______________________________________________________________________

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Vail Resorts, Inc. and its subsidiaries (collectively, the “Company”) has adopted the policies and procedures described in this Insider Trading Compliance Program (the “Policy”). The Company has adopted the policies set forth below, which prohibit trading based on material, nonpublic information regarding the Company (“Material Nonpublic Information” or “MNPI”). The Company opposes the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading. Any such actions will be deemed violations of the Policy and can lead to immediate termination of employment with the Company, as well as potential civil liability and criminal prosecution.
A. Inquiries
When in doubt about a matter covered in this Policy, or if you have any questions, please contact the Company’s General Counsel.
B. Persons to Whom the Policy Applies
This Policy, and its prohibition on trading based on Material Nonpublic Information, applies to all employees and members of the Board of Directors of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information. Family members who reside with a person listed above (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose transactions in Company Securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in Company Securities (collectively referred to as “Family Members”) are also covered by the Policy (together with all employees and members of the Board of Directors, “Covered Persons”).
In addition, the Policy imposes certain additional restrictions on the group of persons listed below (collectively, “Insiders”):

•Members of the Board of Directors;
•Executive officers and other appointed corporate officers;

•Members of the Company’s internal executive committee (the “Executive Committee”); and
•Grade 27+ employees.
Please review each provision of this Policy carefully to determine whether it applies to you.
C. Transactions to Which the Policy Applies
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, stock appreciation rights, restricted stock, restricted stock units and any other securities the Company may issue from time to time, such as preferred stock, warrants, debt securities and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options (collectively, the “Securities” and each, a “Security”). It is the general policy of the Company that no Covered Person shall misuse, intentionally or unintentionally, Material Nonpublic Information in connection with the Covered Person’s relationship with the Company.
The Policy requires that:
•all Insiders shall be prohibited from trading or offering to purchase, sell, gift or donate any Securities of the Company except during the period that begins at the open of market on the first Trading Day (as defined below) following one full Trading Day after the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and ends at the close of trading ten (10) Trading Days later (or, if such day is not a Trading Day, the next Trading Day thereafter);
•any Insider or other Covered Person as may be designated by senior management may be subject to special blackout periods during which certain Insiders will be prohibited from trading any Securities of the Company, even though the Trading Window would otherwise be open;
•no Insider may engage in short sales or in any hedging or similar transaction that is designed to directly hedge or offset any decrease in the market value of the Company’s Securities, including through the use or purchase of derivatives or other financial instruments, which includes, but is not limited to, trading in put or call options, collar transactions, prepaid variable forward contracts, equity swaps or exchange funds;
•no Insider may hold Securities of the Company in a margin account or pledge Securities of the Company as collateral for a loan; and
•executive officers, members of the Executive Committee and members of the Board of Directors must pre-clear all trading activity, including during a Trading Window.

More specifically, the Company has adopted the following policies:
1. Trading on Material Nonpublic Information.
(a) No Covered Person shall engage in any transaction involving a purchase, sale, gift or donation of the Company’s Securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of or possesses Material Nonpublic Information concerning the Company, and ending at the open of market on the first Trading Day following one full Trading Day after the date of public disclosure of that information, or at such time as such Material Nonpublic Information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the New York Stock Exchange and The Nasdaq Stock Market are open for trading. A “Trading Day” begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and approved by the Company (an “Approved Rule 10b5-1 Trading Plan”) or other exempted transactions set forth in Section 2(d) of the Policy. Rule 10b5-1 trading plans, along with the required approval process for such plans, are described in Section G of this Policy.
(b) Pursuant to federal and state securities laws, a Covered Person may be subject to (i) a civil penalty of up to three times the profit gained or loss avoided plus disgorgement of any profit realized, (ii) a criminal fine of up to $5,000,000 (no matter how small the profit) and (iii) up to 20 years in jail for engaging in transactions in the Company’s Securities at a time when he or she has knowledge of Material Nonpublic Information regarding the Company.
(c) A Covered Person may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom he or she has disclosed Material Nonpublic Information regarding the Company or to whom he or she has made recommendations or expressed opinions on the basis of such information as to trading in the Company’s Securities. The Securities and Exchange Commission (the “SEC”), the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.
(d) No Covered Person shall disclose (“tip”) Material Nonpublic Information to any other person (including co-workers (except to the extent that person requires the information to perform his or her duties), customers, suppliers and friends and Family Members). This includes disclosure through “anonymous” communications online and elsewhere and via any social media sites. Penalties and disciplinary actions for revealing any Material Nonpublic Information can be imposed whether or not any person trades on the basis of such information. In addition, no Covered Person or related person shall make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s Securities.
2. Blackout Period and Trading Window. Any period during which Insiders are prohibited from trading is referred to herein as a “blackout period.” A “blackout period” is a particularly sensitive period of time for transactions in the Company’s Securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that many Insiders will, during that period, often be aware of or possess Material Nonpublic Information.
(a) Quarterly Trading Window. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Insiders refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period that begins at the opening of market on the first Trading Day following one full Trading Day after the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and ends at the close of trading on the tenth (10th) Trading Day thereafter (or, if such tenth day is not a Trading Day, the next Trading Day thereafter (the “Trading Window”) so that the Trading Window is open for a total of ten (10) Trading Days. The restriction on all trades made outside the Trading Window includes restrictions on Cashless Exercises (as defined below), but does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan or other exempted transactions set forth in Section 2(d) of the Policy.
(b) Special Blackout Periods during Trading Windows. From time to time, the Company may prohibit some or all Insiders or other employees as may designated by senior management from trading in Securities of the Company during a Trading Window because of material developments known to the Company and Insiders and not yet disclosed to the public. In such event, no Insider may engage in any transaction involving the purchase or sale of the Company’s Securities and no Insider shall disclose to others the existence of the special blackout period. This restriction on trading does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan or other exempted transactions set forth in Section 2(d) of the Policy. The Company will re-open the Trading Window at the open of market on the first Trading Day following: (i) one full Trading Day after the date of public disclosure of the information or (ii) that date on which the Company determines that the information is no longer material.
[EXAMPLE: By way of illustration only, if the Company releases its quarterly financial results or other Material Nonpublic Information before the market opens on a Thursday, then the Trading Window shall open at the beginning of market on Friday, the following day, since one full Trading Day (Thursday) has passed. However, if the Company releases its quarterly financial results or other Material Nonpublic Information after the market closes on a Thursday, then the Trading Window shall open at the beginning of market on Monday, and Friday would constitute the one full Trading Day required prior to opening the Trading Window.
EXAMPLE: For further illustration and for clarification purposes only, if the Company releases earnings on Thursday, May 1, at 6:00a.m., which is before the market opens, then the Trading Window will open on Friday, May 2, at the opening of market. The Trading Window will then close on the 10th Trading Day thereafter, which in this example, would be Thursday, May 15.]

(c) No Trading on Material Nonpublic Information at Any Time. It should be noted that even during a Trading Window, any Covered Person who is aware of or possesses Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s Securities until such information has been known publicly for at least one full Trading Day after the date of public disclosure. This restriction does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan or other exempted transactions set forth in Section 2(d) of the Policy. Trading in the Company’s Securities during the Trading Window should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times.
(d) Certain Exceptions. Notwithstanding the provisions of the Policy, a Covered person may engage in transactions made pursuant to an Approved Rule 10b5-1 Trading
Plan while in possession of Material Nonpublic Information or during a closed Trading Window.
(e) Post-Termination Transactions. This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment. If a person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until that information has become public or is no longer material. Additionally, subject to management’s discretion, any Insider who resigns or separates from the Company during a blackout period shall remain blacked out for a period that ends on the earlier of (i) the commencement of the next open Trading Window, or (ii) 30 days from the date of separation from the Company.
3. Short Sales and Other Derivatives. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Insiders refrain from conducting short sales (the sale of securities not owned by the seller or, if owned, not delivered against such sale) or investing in other derivatives of the Company’s Securities at any time. Short sales and investing in other derivatives of the Company’s Securities, including put and call options, collar transactions or other hedging transactions, are prohibited by this Policy even when the Trading Window is open.
4. Margin Accounts and Pledging Securities as Collateral for a Loan. Securities held in a margin account or pledged as collateral for a loan may be sold without the employee’s or director’s consent if such person fails to meet a margin call or by the lender in foreclosure if such person defaults on a loan. A margin or foreclosure sale that occurs when the Covered Person is aware of or possesses Material Nonpublic Information may, under some circumstances, result in unlawful insider trading. Because of this danger, Covered Persons are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
5. Determining what is Material Nonpublic Information. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Information is considered to be public only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision (i.e. whether to buy, sell or hold) regarding the Company’s Securities or if it would have a significant effect on the price of the Company’s Securities. The Company strongly suggests that any questions as to the materiality of nonpublic information be resolved conservatively, in favor of the information being material. If a person is ever in doubt as to whether information they possess is material and nonpublic, such person should consult with the General Counsel.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:
•Annual or quarterly financial results or projections, including earnings guidance or projections regarding revenues, skier visits, bookings or reservation trends
•Known but unannounced future earnings or losses or internal forecasts that differ substantially from industry trends or Company guidance or projections
•Execution or termination of significant contracts
•News of a pending or proposed merger or other acquisition, joint venture or divestiture
•News of the disposition, construction or acquisition of significant assets
•Borrowings of significant amounts of funds, liquidity problems or information regarding an impending bankruptcy
•Changes in dividend policy, impending stock splits or changes in the Company’s capital structure
•New equity or debt offerings
•Positive or negative developments regarding threatened or outstanding litigation or government investigations
•Significant litigation exposure due to actual or threatened litigation
•Major cybersecurity incidents that arise to significant enterprise level risk
•Significant changes in senior management
•Major marketing plans or major price or product changes

Information may be material, regardless of whether it is positive or negative.
6. Mandatory Pre-Notification of Trades. The Company has determined that all executive officers, members of the Executive Committee and members of the Board of Directors and certain other persons identified by the Company from time to time and who have been notified that they have been so identified must refrain from trading in the Company’s Securities (including any gifts or donations of Company Securities), even during the Trading Window, without first complying with the Company’s “pre-notification” and Trading Authorization Request process. Each such person must provide prior notice of any trades to the CEO (in the case of the CEO, to the Chair of the Compensation Committee) and complete and submit a Trading Authorization Request Form to the Company’s General Counsel prior to commencing any trade in the Company’s Securities. Additionally, any employee who desires to complete a cashless exercise of stock appreciation rights (e.g. an exercise without a concurrent sale or donation of the net shares received) (a “Cashless Exercise”) during a Trading Window, prior to commencing such transaction, the employee should discuss the transaction in detail with the CEO (in the case of the CEO, with the Chair of the Compensation Committee), outlining the rationale for the proposed transaction. Although a person wishing to trade pursuant to an Approved Rule 10b5-1 Trading Plan need not seek pre-clearance from the Company’s General Counsel before each trade takes place, such person must obtain Company approval of that person’s proposed Rule 10b5-1 trading plan before it is adopted or amended.
7. Notification of Trades. Each executive officer, member of the Executive Committee or member of the Board of Directors (including Family Members) must ensure that his or her broker provides the Company with detailed information (trade date, number of shares, exact price) regarding every transaction involving the Company’s Securities, including gifts, transfers, pledges and all Rule 10b5-1 transactions, immediately following execution.
8. Individual Responsibility. Every Covered Person has the individual responsibility to comply with this Policy. A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though such person believes he or she may suffer an economic loss or forego anticipated profit by waiting.
9. Transactions by Family Members and Others. This Policy applies to your Family Members (as defined above). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
10. Transactions by Entities That You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
D. Violations of the Policy. Any person subject to the Policy who violates this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment or service on the Board of Directors, and potentially to civil and criminal penalties. The Board of Directors of the Company (in the case of members of the Board of Directors or the Executive Committee) and the CEO of the Company (in the case of any other employee of the Company) shall determine the penalty for a given violation of the Policy in its sole discretion.
E. Priority of Statutory or Regulatory Trading Restrictions. The trading prohibitions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., short-swing trading by Insiders under the Exchange Act or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933). Any person who is uncertain whether other prohibitions or restrictions apply should consult the General Counsel or his or her own legal counsel.
F. Trading Restrictions on Non-Company Securities. This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s distributors, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with or other services performed on behalf of the Company. Civil and criminal penalties and/or termination of employment may result from trading on inside information regarding the Company’s Business Partners. All Covered Persons should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company. Accordingly, no Covered Person may trade the securities of (or share information regarding) other companies if such person becomes aware of Material Nonpublic Information about those companies during the course of his or her employment with or other services performed on behalf of at the Company. It is unlawful to use such Material Nonpublic Information to trade securities of either the Company or the other company until one full Trading Day after the date such information is
G. Rule 10b5-1 Trading Plans. Rule 10b5-1 permits Insiders to implement prearranged securities trading programs without running afoul of insider trading rules if certain requirements are met. Insiders can establish arrangements or programs to sell or purchase Securities of the Company, even during the “blackout periods” imposed by this Policy, and even though the Insider may possess Material Nonpublic Information at the time of the trade. Please note, however, that there are numerous restrictions associated with arrangements complying with the Rule 10b5-1 and that all plans, arrangements or instructions must be approved by the Company’s General Counsel.